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Exhibit 10.11
December 10, 2002

Mr. Doug B. Fox
1 C. West Oak Drive, North
Houston, Texas 77056

Dear Doug:

        On behalf of Advanstar, Inc. ("AI") and its subsidiary, Advanstar Communications Inc. ("ACI" and, together with AI, the "Company" or "Advanstar"), I am pleased to confirm that you have agreed to become a director of Advanstar as well as an advisor to Senior Management. We acknowledge that it is becoming increasingly difficult to find highly competent persons to serve corporations like Advanstar as independent directors without some form of compensation. Accordingly, while serving as a director of AI and/or ACI, you will receive the compensation and other benefits set forth on Annex A hereto.

        I am also pleased to learn that you have expressed an interest in purchasing equity of AI's parent, Advanstar Holdings Corp. ("Holdings"). In the interest of further aligning your interests as a non-employee director with those of Holdings' stockholders, on behalf of Holdings, I am pleased to offer you the opportunity to purchase shares of the common stock of Holdings on the terms set forth on Annex B hereto.

        I, as well as the other directors and the management of the Company, am looking forward to your joining the Advanstar family and to your valued insights and contributions to our business.

                      Sincerely,

                      Robert Krakoff,
                      Chairman of the Board of
                      Advanstar, Inc.

ANNEX A

Proposed Terms of Service
of
Doug B. Fox ("Fox")

Scope	•	Independent director of Advanstar, Inc. ("AI") and Advanstar Communications Inc. ("ACI") as well as an advisor to Senior Management.
•
Chairman of the Audit Committee of AI's and ACI's Board of Directors, which committee will, among other things, review and make recommendations (financial, accounting, and related) regarding the audit function of AI and its subsidiaries.
	•	Fox may also be asked to serve as a member of other committees (including operations or compensation) of the Boards of Directors of AI and ACI.
•
It is anticipated that the scope of Fox's duties as a Board member and Chairman of AI's Audit Committee will require Fox to dedicate at least 7 days per annum to these activities and an additional 10 days as an advisor to Senior Management.
•
Fox will be expected to attend or participate in all regular and special meetings of AI's and ACI's Board of Directors. Currently, AI and ACI hold one (combined) regular Board of Directors' meeting per fiscal quarter.
Fees & Expenses	•
Fox will be reimbursed for reasonable out-of-pocket expenses he incurs in connection with his serving as a director of AI and ACI, as Chairman of AI's and ACI's Audit Committee and as a member of any other committee of AI or ACI, including travel expenses incurred to attend meetings incident to his duties, in accordance with the standard practices of AI and ACI.
•
As compensation for his serving AI and ACI as described above, and for as long as he continues to serve as a director and/or an advisor of AI or ACI, Fox will receive an annual retention fee equal to $20,000, payable in equal quarterly installments and a separate advisory fee of $30,000, payable in equal quarterly installments.

Stock Options	•
As of the date of his appointment, September 17, 2002, as a director of AI and ACI, Fox will be granted options to purchase 25,000 shares of AI's parent, Advanstar Holdings Corp. ("Holdings") common stock at an exercise equal to $10.00 per share. These options will be granted pursuant and be subject to Holdings' 2000 Management Incentive Plan. These options would vest over a four year period, with 20% vesting immediately and an additional 20% vesting on each anniversary. See enclosed Award Agreement, 2000 Management Incentive Plan and Shareholders' Agreement.
	•	In addition to the foregoing stock options, Holdings may, at the discretion of its Board of Directors, issue Fox additional stock options from time to time.
Term of Service	•
Fox will serve as a director of AI and ACI on an annual basis, subject to his removal in accordance with applicable law and the organizational documents of AI or ACI, or his earlier death, permanent disability or resignation. To the extent Fox wishes to resign as a director of AI and/or ACI, he will provide AI and/or ACI, as applicable, at least 30 days' prior written notice of his desire to so resign.

POTENTIAL INVESTMENT OPPORTUNITY

Offer:
Doug B. Fox ("Fox") will be afforded the opportunity to purchase up to 50,000 shares of common stock of Holdings at a price of $10.00 per share. This opportunity will be available through December 31, 2002.
Shareholder Rights and Restrictions:
The rights and restrictions of Fox as a holder of the shares of Holdings common stock so purchased will be determined by the Shareholders' Agreement. Fox will execute a Joinder to the Shareholders' Agreement and be treated as a "Management Shareholder" for all purposes.
Documentation:
Any such purchase of Holdings common stock by Fox will be effected pursuant to a stock purchase agreement satisfactory to Holdings, which shall include, among other things, investor-suitability representations from Fox.

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Proposed Terms of Service of Doug B. Fox ("Fox")
POTENTIAL INVESTMENT OPPORTUNITY